Exhibit 10.9
AWARD NOTICE AND AGREEMENT
(For Phantom Stock Awarded Under Long-Term Incentive Program)

This Award Notice and Agreement (this “Agreement”) is between Insperity, Inc. (the “Company”) and                      (the “Grantee”), an employee of the Company or one of its Subsidiaries, regarding an award (this “Award”) of             shares (the “Target Amount”) of Phantom Stock (as defined in the Insperity, Inc. Long-Term Incentive Program, as amended and restated effective January 29, 2024 (the “LTIP”), adopted under the Insperity, Inc. Incentive Plan, as amended and restated effective May 22, 2023 (the “Incentive Plan”)), awarded to the Grantee on              (the “Grant Date”), subject to the following terms and conditions:
1.    Relationship to LTIP. This Award is granted under the Incentive Plan pursuant to an award under the LTIP and is subject to all of the terms, conditions and provisions of, and administrative interpretations under, the Incentive Plan and the LTIP, if any, which have been adopted by the Committee thereunder. Any question of interpretation arising under this Agreement shall be determined by the Committee and its determinations shall be final and conclusive upon all parties in interest. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the LTIP, however, in the absence thereof, capitalized terms herein shall have the same meanings ascribed to them under the Incentive Plan.
2.    Performance Determination; Vesting; Change in Control.
(a)    Performance Determination. The Grantee’s Final Award, if any, shall be equal to the number of shares of Phantom Stock resulting from the Committee’s determination of the achievement of the Performance Goal(s) over the Performance Period(s) specified on Schedule A attached hereto.
(b)    Vesting. Subject to Sections 2(c), 3 and 4 below, the Grantee shall become vested in the Grantee’s Final Award upon the final Valuation Date of the last Performance Period applicable to this Award (the “Final Valuation Date”), provided that the Grantee has been in continuous Employment since the Grant Date through the Final Valuation Date.
(c)    Change in Control. The Award granted under this Agreement will not partially or fully vest or otherwise accelerate vesting solely as the result of a Change in Control. Upon a Change in Control after the Grant Date and prior to the Final Valuation Date, the Final Award shall be determined by the Committee based on (i) actual performance results for any Performance Period that was completed on or prior to the date of the Change in Control and (ii) the greater of Target Level or actual performance (if measurable) for the Performance Period during which the Change in Control occurs and any Performance Period that was scheduled to begin after the date of the Change in Control (collectively, the “Change in Control Value”). Any Final Award determined pursuant to this Section 2(c) shall be paid at the time indicated in Section 5 and the Grantee shall become vested in the Change in Control Value only if continuously employed through the date indicated in Section 5, except in the event of a Qualifying Termination. However, in the event of a Change in Control as defined solely under subsection (c) of the definition of Change in Control under section 2 of the Incentive Plan (a “Subsection (c) Change in Control”), if the successor entity, or a parent of the successor entity, has not agreed to assume, replace or substitute this Award with another award of equivalent or greater value, and on substantially similar or more favorable terms, then the Grantee shall vest in the Final Award as of the Subsection (c) Change in Control and the Change in Control Value shall be paid within seventy-four (74) days of the Subsection (c) Change in Control.
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3.    Qualifying Termination; Death; Disability; Retirement.
(a)    Qualifying Termination. Notwithstanding Section 2(b) above, if the Grantee remains in continuous Employment from the Grant Date through the date of the Grantee’s Qualifying Termination that occurs prior to vesting under Section 2(c), then, upon the date of the Grantee’s Qualifying Termination, the Grantee shall vest in a Final Award equal to the Change in Control Value. Any Final Award determined pursuant to this Section 3(a) shall be payable to the Grantee no later than seventy-four (74) days after the date of the Grantee’s Qualifying Termination, subject to delay pursuant to Article X.F of the LTIP, if applicable. Any vesting by reason of a Qualifying Termination is subject to execution and delivery to the Company of an effective Waiver and Release Agreement.
(b)    Good Reason. Notwithstanding the definition in the LTIP program document, for purposes of this Agreement, Good Reason means a Grantee terminates his or her Employment due to one of the following actions by his or her Employer (without written consent of the Grantee): (i) a material diminution in the Grantee’s title, position, authority, duties or responsibilities from those applicable to Grantee preceding a Change in Control; (ii) a change in the geographic location at which the Grantee must perform services, which shall mean requiring the Grantee to be permanently based more than fifty (50) miles from the Grantee’s principal Employer location; (iii) a material diminution in the Grantee’s Base Salary other than as part of an across-the-board reduction applicable to all of the Company’s officers who participate in the Program of less than 10%; or (iv) a material diminution in the Grantee’s bonus opportunity, incentive compensation or perquisites, if inconsistent with other executives of the Company with similar levels of authority, duties or responsibilities.
(c)    Death or Disability. Notwithstanding Section 2 above, if the Grantee remains in continuous Employment from the Grant Date through the date of the Grantee’s death or Disability that occurs prior to the Final Valuation Date, then the Grantee shall be entitled to a Final Award based on actual achievement of the Performance Goal(s) during the Performance Period(s) pro-rated by a fraction, the numerator of which shall be the total number of days of the Grantee’s Employment from the Grant Date through the date of the Grantee’s death or Disability, as applicable, and the denominator of which shall be the total number of days encompassing the first day of the first Performance Period and the last day of the last Performance Period applicable to the Award (if multiple Performance Periods). In the event of a Change in Control, if the Grantee remains in continuous Employment from the Grant Date through the Grantee’s death or Disability occurring after a Change in Control, the Grantee shall be entitled to a pro-rata portion, as calculated under this Section 3(c), of the Change in Control Value. Any vesting by reason of Disability under this section is subject to execution and delivery to the Company of an effective Waiver and Release Agreement.
(d)    Retirement. Notwithstanding Section 2 above, if the Grantee remains in continuous Employment from the Grant Date through the date of the Grantee’s Retirement that occurs prior to the Final Valuation Date, then the following shall apply:
(i)    With respect to any Performance Period which begins on or after the date of the Grantee’s Retirement, the shares of Phantom Stock related to such Performance Period shall be forfeited;
(ii)    With respect to any Performance Period which ends prior to the date of the Grantee’s Retirement, the shares of Phantom Stock related to such Performance Period shall be paid based upon actual achievement of the Performance Goal and settled in accordance with Section 5; and
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(iii)    With respect to any other Performance Period that begins before and ends after the date of the Grantee’s Retirement, the Grantee shall be entitled to shares of Phantom Stock based upon actual achievement of the Performance Goal during such Performance Period pro-rated by a fraction, the numerator of which shall be the total number of days of the Grantee’s Employment from the first day of such Performance Period through the date of the Grantee’s Retirement and the denominator of which shall be the total number of days encompassing the first day of such Performance Period and the last day of such Performance Period applicable to the Award, which shall be settled in accordance with Section 5.
(iv)    For purposes of this Award, “Retirement” means the Grantee’s voluntary termination of Employment other than for Good Reason (and other than an involuntary termination by the Company for Cause), satisfying the Qualified Retirement Policy and all of the following conditions:
a.    the Grantee submits a voluntary request for retirement that satisfies applicable notice requirements and is accepted by the Company or Subsidiary;
b.    the Grantee’s Employment terminates on or after the date that the Grantee has attained sixty-two (62) years of age and has at least fifteen (15) years of continuous Employment as of the termination date;
c.    the Grantee’s Employment terminates on or after the date that is six (6) months after the Grant Date; and
d.    the Grantee executes an effective Waiver and Release Agreement.

(e)    Waiver and Release Agreement. For purposes of this Award, “Waiver and Release Agreement” means the legal document in a form approved by the Company, in which a Grantee, in exchange for the benefits provided under Section 3, agrees to be subject to the repayment conditions of the Waiver and Release Agreement and releases the Company and other related parties, from liability and damages arising from or in connection with the Grantee’s termination of Employment by reason of Retirement, Disability or Qualifying Termination. In order for a Waiver and Release Agreement to be effective, the Waiver and Release Agreement must be:
(i)    Executed and returned by the Grantee (or Grantee’s legal representative) to the Company, after termination of the Grantee’s Employment, and within the period provided in the Waiver and Release Agreement,
(ii)    Unrevoked by the Grantee (and Grantee’s legal representative) during the seven (7) day period following the date of execution, (or if longer, such other period required under applicable law), and
(iii)    Effective and irrevocable no later than the sixtieth (60th) day after the date of a Grantee’s termination of Employment.
4.    Forfeiture of Award. If the Grantee’s Employment terminates other than by reason of death, Disability, Qualifying Termination or Retirement prior to the Final Valuation Date, this Award shall be forfeited immediately after the Grantee’s termination of Employment. Except in the case of a Qualifying Termination or a Retirement, the Company has sole
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discretionary authority to determine when a Grantee’s Employment terminates for all purposes under this Agreement, the LTIP and the Incentive Plan. If a Grantee’s Employment terminates due to Retirement, Disability, or Qualifying Termination, all unvested portions of this Award as of the Grantee’s termination date shall expire on the date that Grantee fails to deliver a timely, effective and irrevocable Waiver and Release Agreement.
5.    Settlement of Final Award. Settlement of the Grantee’s Final Award, if any, as determined pursuant to Section 2, Section 3(c) or Section 3(d) shall be made in the form of shares of Common Stock on the date that is seventy-four (74) days after the end of the last originally scheduled and untruncated Performance Period applicable to the Award.
6.    No Voting Rights; Dividend Equivalents.
(a)    The Grantee shall have no voting rights in connection with Phantom Stock.
(b)    If any dividends are paid with respect to the Common Stock between the Grant Date and the date of settlement of the Grantee’s Final Award, the Grantee will be conditionally credited with Dividend Equivalents. Upon settlement of the Grantee’s Final Award, the Grantee will receive additional shares of Common Stock in the aggregate amount of Dividend Equivalents credited between the Grant Date and the date of settlement of the Grantee’s Final Award for each share of Phantom Stock paid on the achievement of the Performance Goal(s) over the Performance Period(s).
7.    Limitation on Delivery of Shares. The Company shall not be obligated to deliver any shares of Common Stock if counsel to the Company determines that such sale or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any national securities exchange or inter-dealer quotation system upon which the Common Stock is listed or quoted. In no event shall the Company be obligated to take any affirmative action in order to cause the delivery of shares of Common Stock to comply with any such law, rule, regulation or agreement.
8.    Assignment of Award. Except as otherwise permitted by the Committee, the Grantee’s rights under the LTIP, Incentive Plan and this Agreement are personal; no assignment or transfer of the Grantee’s rights under and interest in this Award may be made by the Grantee other than by will or by the laws of descent and distribution or by a qualified domestic relations order, and this Award is payable during his lifetime only to the Grantee, or in the case of a Grantee who is mentally incapacitated, this Award shall be payable to his guardian or legal representative.
9.    Award is Unfunded. Nothing in this Agreement, the LTIP or the Incentive Plan shall require the Company to segregate or set aside any funds or other property for the purpose of paying any portion of an Award. No Participant, beneficiary or other person shall have any right, title or interest in any amount awarded under this Agreement, the LTIP or the Incentive Plan before the payment date for the Award, or in any property of the Company or a Subsidiary.
10.    Withholding. The Company’s obligation to deliver shares of Common Stock to the Grantee upon settlement of this Award shall be subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements (the “Required Withholding”). The Company shall withhold from the Common Stock that would otherwise have been delivered to the Grantee the number of shares necessary to satisfy the Grantee’s Required Withholding, and deliver the remaining shares of Common Stock to the Grantee, unless the Grantee has made arrangements with the Company for the Grantee to deliver
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to the Company cash, a check or other available funds for the full amount of the Required Withholding by 5:00 p.m. Central Standard Time on the date the shares of Common Stock become vested. The amount of the Required Withholding and the number of shares of Common Stock to be withheld by the Company, if applicable, to satisfy the Grantee’s Required Withholding, shall be based on the Fair Market Value of the shares of Common Stock on the first trading date prior to the applicable settlement date and shall be limited to the withholding amount calculated using the minimum statutory withholding rates or; in accordance with any policy adopted by the Company, such other applicable withholding rates not in excess of the maximum statutory rates in effect for the applicable jurisdiction.
11.    Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the Grantee, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that the Grantee may not assign any rights or obligations under this Agreement except to the extent and in the manner expressly permitted herein.
12.    Right to Employment or Service. The granting of this Award shall not impose upon the Company any obligation to maintain any Participant as an Employee and shall not diminish the power of the Company to terminate any Participant's Employment at any time. The Company and its Subsidiaries reserve the right to terminate a Grantee’s Employment at any time, with or without cause.
13.    Notices and Disclosures. Unless the Company notifies the Grantee in writing of a different procedure, any notice or other communication to the Company with respect to this Award shall be in writing and shall be delivered:
(a)    by registered or certified United States mail, postage prepaid, to Insperity, Inc., Attn: General Counsel, 19001 Crescent Springs Drive, Kingwood V (C5.10.60), Kingwood, Texas 77339;
(b)    by hand delivery or otherwise to Insperity, Inc., Attn:  General Counsel, 19001 Crescent Springs Drive, Kingwood V (C5.10.60), Kingwood, Texas 77339; or
(c)    by email to the Company’s General Counsel or his delegate.
Notwithstanding the foregoing, in the event that the address of the Company is changed, notices shall instead be made pursuant to the foregoing provisions at the Company’s then current address.
Any notices provided for in this Agreement or in the Plan shall be given in writing and shall be deemed effectively delivered or given upon receipt or, in the case of notices delivered by the Company to the Grantee, five days (5) after deposit in the United States mail, postage prepaid, addressed to the Grantee at the address specified at the end of this Agreement or at such other address as the Grantee hereafter designates by written notice to the Company.
The foregoing notwithstanding, the Grantee agrees that the Company may deliver by email all documents relating to the Plan or this Award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). The Grantee also agrees that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a web site, such posting is deemed to notify the Grantee.
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14.    Severability. If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable for any reason, such invalidity, illegality, or unenforceability shall not affect any of the other terms, provisions, covenants, or conditions of this Agreement, each of which shall be binding and enforceable.
15.    Governing Law. This Agreement, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by, construed, and enforced in accordance with the laws of the State of Texas.
16.    Code Section 409A. It is the intent of the Company and the Grantee that this Award be exempt from or comply with the requirements of Code Section 409A and the provisions of this Agreement will be administered, interpreted and construed accordingly. For purposes of Code Section 409A, the time of settlement of this Award is either exempt from Code Section 409A, including, but not limited to, by compliance with the “short-term deferral exemption” as specified in section 1.409A-1(b)(4) of the Treasury Regulations or in compliance with Code Section 409A, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to section 1.409A-3(i)(1) of the Treasury Regulations.
17.    Recoupment Policy and Clawback Provision. Any amounts granted or paid under this Agreement are subject to the Policy for the Recovery of Erroneously Awarded Compensation, the Insperity, Inc. Incentive Compensation Recoupment Policy, the Qualified Retirement Policy or other applicable recoupment policy of the Company in effect from time to time.
18.    Restrictive Covenants. Grantee’s right to receive settlement of the Phantom Stock shall be further conditioned upon his or her compliance with the provisions of this Section 18. In the event Grantee fails to comply with any of the provisions of this Section 18, Grantee shall repay to the Company any prior settlement of Phantom Stock subject to this Agreement and will forfeit any unvested Phantom Stock covered by this Agreement. For purposes of this Section 18, the term “Company” means the Company and its Subsidiaries.
(a)    Definitions. As used in this Section 18, the following terms shall have the following meanings:
(i)    “Non-Solicit Period” means the period during which Grantee is employed by the Company and extending until twenty-four (24) months following Grantee’s termination of Employment.
(ii)    “Proprietary Information” includes all confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to the business of the Company, whether in written or electronic form of writings, correspondence, notes, drafts, records, maps, invoices, technical and business logs, policies, computer programs, disks or otherwise. Proprietary Information does not include information that is or becomes publicly known through lawful means.
(b)    Confidential Treatment. Grantee acknowledges and agrees that he or she has acquired, and will in the future acquire as a result of his or her Employment or otherwise, Proprietary Information of the Company which is of a confidential or trade secret nature, and all of which has a great value to the Company and is a substantial basis and foundation upon which
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the Company’s business is predicated. Accordingly, other than in the legitimate performance of Grantee’s job duties, Grantee agrees:
(i)    to regard and preserve as confidential at all times all Proprietary Information;
(ii)    to refrain from publishing or disclosing any part of the Proprietary Information and from using, copying or duplicating it in any way by any means whatsoever; and
(iii)    not to use on Grantee’s own behalf or on behalf of any third party or to disclose the Proprietary Information to any person or entity without the prior written consent of the Company.
(c)    Property of the Company. Grantee acknowledges that all Proprietary Information and other property of the Company which Grantee accumulates during Grantee’s Employment are the exclusive property of the Company. Upon the termination of Grantee’s Employment, or at any time upon the Company’s request, Grantee shall surrender and deliver to the Company (and not keep, recreate or furnish to any third party) any and all work papers, reports, manuals, documents and the like (including all originals and copies thereof) in Grantee’s possession which contain Proprietary Information relating to the business, prospects or plans of the Company. Further, Grantee agrees to search for and delete all Company information, including Proprietary Information, from his or her computer, smartphone, tablet, or any other personal electronic storage devices, other than payroll information or other financial information that Grantee may need for his or her tax filings, and, upon request, certify to the Company that Grantee has completed this search and deletion process.
(d)    Cooperation. Grantee agrees that, following any termination of his or her Employment, Grantee will not disclose or cause to be disclosed any Proprietary Information, unless (in any such case) required by court order. Pursuant to the Defend Trade Secrets Act of 2016, Grantee shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of any Proprietary Information that (1) is made (A) in confidence to a Federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Company may seek the assistance, cooperation or testimony of Grantee following any such termination in connection with any investigation, litigation or proceeding arising out of matters within the knowledge of Grantee and related to his or her Employment, and in such instance, Grantee shall provide such assistance, cooperation or testimony and the Company shall pay Grantee’s reasonable costs and expenses in connection therewith.
(e)    Non-Solicitation.
i.    Grantee and the Company agree to the non-solicitation provisions of this Section 18(e): (1) in consideration for the Proprietary Information provided by the Company to Grantee; and (2) to protect the Proprietary Information of the Company disclosed or entrusted to Grantee by the Company or created or developed by Grantee for the Company, the business goodwill of the Company developed through the efforts of Grantee and the business opportunities disclosed or entrusted to Grantee by the Company.
ii.    Grantee expressly covenants and agrees that, during the Non-Solicit Period, Grantee will not: (1) engage or employ, or solicit or contact with a view to the engagement or employment of, any person who is an officer or
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employee of the Company; or (2) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from the Company any person who or which is or was a customer of the Company, during the prior two years of Grantee’s Employment, and either (x) about which Grantee received Proprietary Information or (y) with which Grantee had contact or dealings on behalf of the Company.
iii.    Grantee expressly recognizes that he or she is a key employee and an important member of management who will be provided with access to Proprietary Information and trade secrets as part of Grantee’s Employment and that the restrictive covenants set forth in this Section 18 are reasonable and necessary in light of Grantee’s position and access to the Proprietary Information.
(f)    Relief. Grantee and the Company agree and acknowledge that the limitations as to time and scope of activity to be restrained as set forth in this Section 16 are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company. Grantee and the Company also acknowledge that money damages would not be sufficient remedy for any breach of this Section 18 by Grantee, and the Company shall be entitled to enforce the provisions of this Section 18 by terminating any unvested Phantom Stock, taking action to recoup the value of any Phantom Stock already settled and paid to Grantee, and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Section 18 but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Grantee and Grantee’s agents. However, if it is determined that Grantee has not committed a breach of this Section 18, then the Company shall resume vesting of the Phantom Stock due under this Agreement and pay to Grantee all Phantom Stock that would have vested but had been suspended pending such determination.
(g)    Reformation. The Company and Grantee agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Section 18 would cause irreparable injury to the Company. Grantee expressly represents that enforcement of the restrictive covenants set forth in this Section 18 will not impose an undue hardship upon Grantee or any person or entity affiliated with Grantee. Further, Grantee acknowledges that Grantee’s skills are such that Grantee can be gainfully employed and that the restrictive covenants will not prevent Grantee from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to time, or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced.
(h)    Protected Disclosures. Notwithstanding any provision to the contrary in this Agreement, nothing in this Agreement prohibits Grantee from reporting possible violations of law or regulation to any governmental agency or entity, including the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Nothing in this Agreement limits Grantee’s ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company. Additionally, Grantee and the Company acknowledge and agree that Grantee does not need the prior authorization of the Company to make any such reports or disclosures and Grantee is not required to notify the Company or any of its affiliates that Grantee has made such reports or disclosures.
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(i)    Survivability. The provisions of this Section 18 shall survive any termination of the Agreement and settlement of Phantom Stock, and shall remain applicable to Grantee.

19.    Entire Agreement; Binding Effect. This Agreement shall cover all shares of Phantom Stock and Common Stock acquired by the Grantee pursuant to this Agreement, including any community and/or separate property interest owned by the Grantee’s spouse in said shares. All terms, conditions and limitations on transferability imposed under this Agreement upon shares acquired by the Grantee shall apply to any interest of the Grantee’s spouse in such shares. This Agreement, the LTIP and the Incentive Plan constitute the entire understanding between the parties regarding this Award, and supersede any and all prior written or oral agreements between the parties with respect to the subject matter hereof. There are no representations, agreements, arrangements, or understanding, either written or oral, between or among the parties with respect to the subject matter hereof which are not set forth in this Agreement, the LTIP or the Incentive Plan. This Agreement is binding upon the Grantee’s heirs, executors and personal representatives with respect to all provisions hereof. Except as set forth herein, this Agreement cannot be modified, altered or amended, to the detriment of the Grantee, except by an agreement, in writing, signed by both a duly authorized executive officer of the Company and the Grantee.

        INSPERITY, INC.

        By:
        Name:
        Title:

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Acknowledgement and Acceptance by the Grantee

I,                         , the undersigned Grantee, hereby acknowledge that I will consult with and rely upon only my own tax, legal and financial advisors regarding the consequences and risks of the Award. I hereby agree to and accept the foregoing Award Notice and Agreement, subject to the terms and provisions of this Agreement, the Long-Term Incentive Program, as amended and restated effective January 29, 2024, and the Insperity, Inc. Incentive Plan, as amended and restated effective May 22, 2023, and corresponding Prospectus for the Incentive Plan, and administrative interpretations thereof referred to above.

        GRANTEE:

Date:
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